Exhibit 8.2

812 SAN ANTONIO STREET, SUITE 600

AUSTIN, TEXAS 30339

512-583-5900 | FAX: 512-583-5940

November 26, 2025

Keystone Bancshares, Inc.

13715 East Ladera Boulevard

Bee Cave, Texas 78738

Ladies and Gentlemen:

We have acted as special counsel to Keystone Bancshares, Inc., a Texas corporation (“Keystone”), in connection with the proposed merger of Arch Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Third Coast Bancshares, Inc. (“Third Coast”), with and into Keystone (the “Merger”), with Keystone surviving as a wholly owned subsidiary of Third Coast, immediately followed by the merger of Keystone with and into Third Coast, with Third Coast surviving (together with the Merger, the “Integrated Mergers”) in accordance with that certain Agreement and Plan of Reorganization, dated October 22, 2025, by and among Third Coast, Merger Sub and Keystone (the “Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement. At your request, we are rendering our opinion concerning certain Unites States federal income tax matters relating to the Integrated Mergers.

In providing our opinion, we have examined and relied upon the Agreement, the Form S-4 filed by Third Coast with the United States Securities and Exchange Commission (the “Commission”) on November 26, 2025 (including the joint proxy statement/prospectus contained therein, as amended or supplemented through the date hereof, the “Registration Statement”), the representation letters of Third Coast and Keystone delivered to us for purposes of rendering our opinion stated herein (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by Third Coast and Keystone in their respective Representation Letters are true, complete and correct as of the date hereto and will remain true, complete and correct at all times up to and including the effective time of the Integrated Mergers, (iv) any such statements and representations made in the Representation Letters “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Third Coast, Keystone and their respective subsidiaries will treat the Integrated Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Keystone Bancshares, Inc.

November 26, 2025

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations contained herein and in the joint proxy statement/prospectus included in the Registration Statement, the descriptions of law and the legal conclusions contained in the joint proxy statement/prospectus included in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Integrated Mergers” are correct in all material respects, and the discussion thereunder represents an accurate summary of the United States income tax consequences of the Integrated Mergers that are material to the United States holders of Keystone Stock.

Other than as set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Agreement, (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange, and (iii) the laws of any jurisdiction other than the federal laws of the United States of America. Our opinion relates solely to material United States federal income tax consequences of the Integrated Mergers, and no opinion is implied or should be inferred beyond those matters. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Keystone of any such change or inaccuracy that may occur or come to our attention.

As you are aware, no ruling has been or will be requested from the Internal Revenue Service concerning the United States federal income tax consequences of the Integrated Mergers. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind. You should also be aware that there can be no assurance, and none is given, that the Internal Revenue Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

Although we may have acted as counsel to Keystone in connection with certain matters other than the Integrated Mergers, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving Keystone as to which we have not been consulted and have not represented Keystone. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion letter is delivered for the benefit of Keystone in connection with the Agreement and may be relied upon only by Keystone and persons entitled to rely upon it under applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”).

Keystone Bancshares, Inc.

November 26, 2025

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement and the references to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Integrated Mergers” and “Legal Matters” in the joint proxy statement/prospectus included in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fenimore Kay Harrison LLP

Fenimore Kay Harrison LLP